Form 6281-CP (6-2017)

Amended and Restated CREDIT AGREEMENT
This Amended and Restated Credit Agreement (as amended, modified or restated from time to time, this “Agreement”) dated as of February 2, 2018 by and between Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (each and collectively “Lender”) and Dakota Ethanol, L.L.C., a South Dakota limited liability company (“Borrower”), in consideration of credit extended by Lender under the terms and conditions set forth below, amends and restates the original Credit Agreement dated May 15, 2013 as amended from time to time; the parties hereto agree as follows:

Article 1 -	DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
‘Advance’ shall mean funds advanced to Borrower under any Loan Facility described in Article 2 herein.
‘Affiliate’ shall mean any Person, (other than a Subsidiary) which directly or indirectly, is in Control of, is controlled by, or is under common Control with, any other Person.
‘Business Day’ shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in Omaha, Nebraska.
‘Closing Date’ shall mean that date on which Lender and Borrower have executed all Loan Documents to which they are parties and on which all conditions in Article 3 have been met.
‘Code’ means the Internal Revenue Code of 1986, as amended, and in effect from time to time.
‘Collateral’ shall mean the property described in Article 4, together with any other personal or real property in which Lender may be granted a Lien to secure payment of the Obligations.
‘Collateral Agreements’ shall mean any security agreements, UCC financing statements, lease assignments, mortgages, deeds of trust or any other document granting a Lien to secure the Obligations.
‘Control’ shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities, by contract or otherwise.
‘Debt’ or ‘Indebtedness’ shall mean (i) indebtedness of Borrower for borrowed money, (ii) indebtedness of Borrower for the deferred purchase price of property or services (except trade payables arising in the ordinary course of business), (iii) guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of Borrower to purchase, to provide funds for payment, to supply funds to invest in any person, corporation or other entity or otherwise to assure a creditor against loss, including contingent obligations under any interest rate swaps agreement or any agreement related to a commodity hedging transaction or foreign currency exchanged, (iv) obligations of Borrower under leases which shall have been or should be in accordance with GAAP, recorded as capital leases, (v) unfunded benefit liabilities of Borrower and (vi) any liability of Borrower that would be classified as indebtedness in accordance with GAAP.
‘Default Rate’ shall mean a rate which is 4 percent per annum higher than the highest rate of interest otherwise then accruing on all or any portion of each Loan, the Obligations or any other Indebtedness owing to Lender.
‘Dollar’ and ‘$’ shall mean dollars in lawful currency of the United States of America.
‘Environmental Laws’ shall mean any and all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
‘ERISA’ shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.
‘ERISA Affiliate’ shall mean any trade or business which, together with Borrower, is treated as a single employer under Section 414 of the Code.

Form 6281-CP (6-2017)

‘ERISA Event’ shall mean (i) any reportable event, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a plan; (ii) the existence of an “accumulated funding deficiency”; (iii) the filing of an application for a waiver of the minimum funding standard with respect to any plan; (iv) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the termination of any plan; (v) the receipt by Borrower or the ERISA Affiliate of any notice relating to an intention to terminate any plan or to appoint a trustee to administer any plan; (vi) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any plan; or (vii) the receipt by Borrower or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability.
‘Event of Default’ shall have the meaning set forth in Article 8.
‘GAAP’ shall mean those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States of America and are applicable in the circumstances, as applied on a consistent basis.
‘Governmental Authority’ means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
‘Lien’ shall mean any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law or any jurisdiction to evidence any of the foregoing.
‘Loan’ shall mean the aggregate amount of outstanding Advances under each Loan Facility; and ‘Loans’ shall mean the aggregate amount of outstanding Advances under all of the Loan Facilities.
‘Loan Documents’ shall mean this Agreement, the Collateral Agreements, and any other document or instrument executed in connection with or evidencing any Loan (including any amendment, restatement or modification thereto).
‘Material Adverse Effect’ shall mean any event, occurrence or circumstance that has a material negative effect on (i) the business, operations, property, liabilities, condition (financial or otherwise) or prospects of Borrower, taken as a whole, or (ii) the validity or enforcement of any of the Loan Documents or the rights or remedies of Lender hereunder, or (iii) the ability of Borrower, taken as a whole, to perform their obligations under any of the Loan Documents.
'Material Contracts' means all agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower, as such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.
‘Obligations’ shall mean any Advances and other amounts due to Lender under the Loan Documents, including without limitation, principal, interest, fees, costs, and expenses, together with all renewals, extensions, or refinancing of same and any future and additional loans or advances made to or on behalf of Borrower by Lender or under any other Loan Document for any purpose, including advances for the protection of Collateral, all attorney fees, costs and expenses incurred by Lender in the collection of any Loan or in the enforcement or preservation of the rights of Lender in and to the Collateral.
‘Permitted Indebtedness’ shall mean (i) Indebtedness of Borrower arising under this Agreement; (ii) Indebtedness listed in the Schedule of Permitted Indebtedness attached hereto as Schedule 7.8; (iii) unsecured Subordinated Debt; (iv) trade payables of Borrower incurred in the ordinary course of business.
‘Permitted Liens’ shall mean (i) Liens securing the Obligations; (ii) Liens for taxes, assessments or similar charges not yet due; (iii) Liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money Liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure Permitted Indebtedness; (v) Liens and security interests existing on the date hereof which were granted to secure Permitted Indebtedness; and (vi) those Liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.
‘Person’ shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government.

Form 6281-CP (6-2017)

‘Plan’ shall mean any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multi-employer Plan.
‘Potential Default’ shall mean any event or condition, which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.
‘Regulatory Change’ shall mean, with respect to Lender, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including such Lender of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. Notwithstanding anything herein to the contrary, (a) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder shall be deemed to be ‘Regulatory Change’, regardless of the date enacted or adopted, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a ‘Regulatory Change’, regardless of the date enacted, adopted or issued.
‘Reportable Event’ shall mean, any of the events set forth in Section 4043 of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
‘Request’ shall mean a communication (by email, telephone, letter, fax or otherwise) from a person reasonably believed by Lender to be Borrower or an authorized officer or manager of Borrower making the Request upon which Lender shall be entitled to rely.
‘Subordinated Debt’ shall mean Indebtedness of Borrower which has been subordinated to the Obligations pursuant to a debt subordination agreement in form and substance acceptable to Lender.
‘Subsidiary’ shall mean any Person with respect to which Borrower has voting power to elect a board of directors (or other similar governing body), or has the power under ordinary circumstances to directly or indirectly control the management thereof.
‘Unfunded Benefit Liabilities’ shall mean, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of any Borrower or any ERISA Affiliate under Title IV of ERISA.
‘Working Capital’ shall mean current assets minus current liabilities (including all Advances under Loan Facility A as a current liability). For purposes of determining the current assets, any amount available under Loan Facility B (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included as a current asset up to a maximum amount of $15,000,000.00.
ARTICLE 2 - LOAN FACILITIES
Subject to the terms and conditions set forth in this Agreement, Lender agrees to make Advances to Borrower on any Business Day from the date hereof to, but excluding the Final Advancement Date identified for said Advances, so long as no Event of Default or Potential Default has occurred.
Section 2.1 Loan Facilities.

Section 2.1.1 Loan Facility A Operating (304761-069993-214088).
Lender agrees to advance sums to Borrower up to the aggregate amount of $10,000,000.00 (Maximum Principal Balance) until November 1, 2019 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower for financing the operating needs of the company and Borrower agrees not to request or use such proceeds for any other purpose.

a)	Interest.
Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender.  In the event an Index or reference rate is used to calculate the applicable interest rate, then, in no

Form 6281-CP (6-2017)

event shall the Index or reference rate used to determine the applicable interest rate be less than zero percent (0.00%), regardless of the actual published Index or reference rate. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.
Said interest shall be payable on the 1st day of each month continuing on March 1, 2018 at the following rate.
Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the One Month LIBOR Rate, plus 3.00%. The interest rate will continue to adjust higher or lower on February 15th, 2018, and on the 15th of every month thereafter to reflect any change in the One Month LIBOR Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.
The One Month LIBOR Rate is the London InterBank Offered Rate based on the LIBOR rate published on the last Business Day of the month in the 'Money Rates' column of the Wall Street Journal, rounded to the nearest 0.05%, defined therein as 'the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) average of interbank offered rates for dollar deposits in the London market.' If this index is no longer available, the Lender will select a new index, which is based upon comparable information

b)	Principal

Principal Due at Maturity.
Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on November 1, 2019 (‘Maturity Date’).

c)	Facility Fee.

Non-Use Fee.
In connection with Loan Facility A (304761-069993-214088). Borrower agrees to pay Lender an additional fee when the outstanding principal balance is less than the Maximum Principal Balance. This fee will be equal to 0.25% per annum, based upon a 360-day year, calculated on the difference between the Maximum Principal Balance and the daily outstanding principal balance. The fee shall be calculated, due and payable quarterly in arrears, continuing through the maturity date.
Section 2.1.2 Loan Facility B (304761-073489-225482)(formally known as Facility D).
Lender agrees to advance sums to Borrower up to the aggregate amount of $40,000,000.00 (subject to the Restricted Commitment and Reducing Commitment terms set forth in 2.1.2 (a) and 2.1.2 (b)) (“Maximum Principal Balance”) until January 1, 2026 (Final Advancement Date). Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower to finance capital expenditures related to plant expansion of the "as will be built" 90-million gallon per year ethanol plant located near Wentworth, SD to fund investments and to provide working capital. Borrower agrees not to request or use such proceeds for any other purpose.

a) Restricted Commitment.
To the extent any requested Advance would cause the outstanding principal balance to exceed $30,000,000.00, such Advance shall be restricted until such time Borrower is able to demonstrate at least two consecutive months of ethanol production in excess of 5,416,666 gallons per month (65,000 gallons of annualized production). During any such restriction period, restricted Advances will be subject to Lender approval and may only be used to finance capital expenditures related to the plant expansion and technology upgrades, and Borrower shall be required to submit draw requests acceptable to Lender prior to each restricted Advance.

b) Reducing Commitment.
Commencing on January 1, 2020, the Maximum Principal Balance shall be reduced by $1,750,000.00 on the 1st day of each January and July through and including July 1, 2023, at which time the balance available for subsequent advances shall be $26,000,000.00. The obligation to advance funds may be terminated in Agent’s sole discretion prior to the Final Advancement Date if intervening liens have been filed on any Collateral since the Closing Date. If the outstanding principal balance is at or below the Maximum Principal Balance (taking into consideration any reductions in commitment)(“Applicable Maximum Balance”) up to and including the Final Advancement Date, Borrower will be billed interest only; if the outstanding principal balance exceeds

Form 6281-CP (6-2017)

the Applicable Maximum Principal Balance, Borrower will make principal payments in such amount as necessary to reduce principal to the Applicable Maximum Principal Balance available at that time

c) Interest.
Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand. In the event an Index or reference rate is used to calculate the applicable interest rate, then, in no event shall the Index or reference rate used to determine the applicable interest rate be less than zero percent (0.00%), regardless of the actual published Index or reference rate.

Interest shall be payable on the 1st day of each quarter commencing on April 1, 2018 at the following rate per annum.
LIBOR Rate Repricing to 30-Day Discount Note.
Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the One Month LIBOR Rate, plus 3.25% until February 1, 2023 when interest shall accrue at a variable rate per annum equivalent to the 30-Day Discount Note Rate plus 3.50%. The One Month LIBOR Rate shall be adjusted higher or lower on February 15, 2018, and on the 15th day of every month thereafter to reflect any change in the One Month LIBOR Rate and the 30-Day Discount Note Rate shall be adjusted higher or lower on the 15th day of every month with any change in this rate. Any higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until the different rate of interest becomes effective. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.
The One Month LIBOR Rate is the London InterBank Offered Rate based on the LIBOR Rate published on the last Business Day of the month in the ‘Money Rates’ column of the Wall Street Journal, rounded to the nearest 0.05%, defined therein as ‘the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) average of interbank offered rates for dollar deposits in the London market.’ If this index is no longer available, the Lender will select a new index which is based upon comparable information.
The 30-Day Discount Note Rate is equal to the monthly average of bond-equivalent Federal Farm Credit Banks Funding Corporation 30-day discount note costs (for market days only) published on the Federal Farm Credit Banks Funding Corporation’s web site found in the farm credit system, funding cost index, archive section at www.farmcreditfunding.com/ffcb_live/fundingCostIndex.html. The index changes monthly on the first Business Day of the month, using the previous month’s average index. Existing loans tied to the 30-Day Discount Note index reprice on the 15th day of the month, using the previous month’s average index.
d) Principal

Principal Due at Maturity
Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on January 1, 2026 (maturity date).
e) Minimum Balance.
If, at any time, the outstanding balance on Loan Facility B is less than $1,000,00 all commitments by Lender to make any additional Advances under all loan facilities in this Agreement shall be terminated without further notice and any Advances thereafter shall only be made at Lender’s sole discretion and subject to such conditions as Lender may require.

f) Facility Fees.
Non-Use Fee.
In connection with Loan Facility B (304761-073489-225482), Borrower agrees to pay Lender an additional fee when the outstanding principal balance is less than the Maximum Principal Balance available. This fee will be equal to 0.50 % per annum, based upon a 360 day year, calculated on the difference between

Form 6281-CP (6-2017)

the Maximum Principal Balance and the daily outstanding principal balance. The fee shall be calculated, due and payable quarterly in arrears, continuing through the maturity date.

Origination Fee.
Borrower agrees to pay Lender an origination fee in the amount of $60,000.00 (which $10,000.00 has been received) in connection with Loan Facility B (304761-073489-225482), which shall be due and payable upon the closing date of this Agreement.

Appraisal Fee.
Borrower agrees to pay Lender an appraisal fee in the amount of $15,000.00 in connection with Loan Facility B (304761-073489-225482), which shall be due and payable upon the closing date of this Agreement.

Administrative Fee.
Borrower agrees to pay Lender an annual, non-refundable, non-prorated administrative fee in the amount of $2.500.00 in connection with Loan Facility B (304761-073489-225482) due February 1, 2018 and each year thereafter.
Section 2.1.3 Loan Facility C (304761-075422-2706447)(previously known as Facility E).
Lender previously advanced funds to the Borrower in the amount of $8,000,000.00 (Maximum Principal Balance) which as of the date of the Agreement has an unpaid principal balance of $8,000,000.00. Repayments of principal will not be available for subsequent Advances.

d)	Interest.
Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender.  Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand: In the event an Index or reference rate is used to calculate the applicable interest rate, then, in no event shall the Index or reference rate used to determine the applicable interest rate be less than zero percent (0.00%), regardless of the actual published Index or reference rate.
Interest shall be payable on the 1st day of each month continuing on March 1, 2018 at the following rate per annum.
LIBOR Rate Repricing to 30-Day Discount Note.
Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the One Month LIBOR Rate, plus 3.25% until July 28, 2022 when interest shall accrue at a variable rate per annum equivalent to the 30-Day Discount Note Rate plus 3.50%. The One Month LIBOR Rate shall be adjusted higher or lower on February 15, 2018, and on the 15th day of every month thereafter to reflect any change in One Month LIBOR Rate and the 30-Day Discount Note Rate shall be adjusted higher or lower on the 15th day of every month with any change in this rate. Any higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until the different rate of interest becomes effective. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.
The One Month LIBOR Rate is the London InterBank Offered Rate based on the LIBOR Rate published on the last Business Day of the month in the ‘Money Rates’ column of the Wall Street Journal, rounded to the nearest 0.05%, defined therein as ‘the Intercontinental Exchange Benchmark Administration Ltd. (or any successor administrator) average of interbank offered rates for dollar deposits in the London market.’ If this index is no longer available, the Lender will select a new index which is based upon comparable information.
The 30-Day Discount Note Rate is equal to the monthly average of bond-equivalent Federal Farm Credit Banks Funding Corporation 30-day discount note costs (for market days only) published on the Federal Farm Credit Banks Funding Corporation’s web site found in the farm credit system, funding cost index, archive section at www.farmcreditfunding.com/ffcb_live/fundingCostIndex.html. The index changes monthly on the first Business Day of the month, using the previous month’s average index. Existing loans tied to the 30-Day Discount Note index reprice on the 15th day of the month, using the previous month’s average index

Form 6281-CP (6-2017)

e)	Principal.
Equal Principal Payments (Plus Interest).
Borrower hereby promises to pay installment(s) of equal principal payments of $1,000,000.00 plus accrued interest commencing August 1, 2018 and continuing annually thereafter on the 1st day of August, up to and including August 1, 2025, when the entire unpaid principal, plus all accrued interest and any unpaid fees, costs or expense shall be due and payable in full.
Section 2.2 Computation.
Interest shall be computed on the basis of a 360 day year, but charged on the actual number of days elapsed. If interest is not paid as and when it is due, it may be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.
Section 2.3 Fees and Late Charges.
Borrower agrees to pay Lender the following fees and late charges, in addition to those fees, costs and expenses referenced in Section 2.1 and Section 9.5 of this Agreement and in any Fee Letter.
Section 2.3.1 Late Charges.
Borrower agrees to pay late charges when any amount of a scheduled payment is past due. Late charges are 0.50 percent of the amount past due and may be assessed by Lender after the payment due date and every 15 days thereafter up to 60 days past the due date. Late charges may be added to unpaid principal and interest of the Loan may be charged thereon.
Section 2.3.1 Overdraft Fees.
Borrower agrees to pay a fee for any Advance made by draft to Borrower’s Loan, which would cause the outstanding principal balance on said Loan to exceed the Maximum Principal Balance, whether or not Lender honors the draft. The amount of said fee shall be determined by Lender, from time to time, as the fee it will charge its borrowers for overdrafting a line of credit.
Section 2.3.1 Wire Fee.
Borrower agrees to pay Lender a fee for each outgoing wire transaction. The amount of said fee shall be determined by Lender, from time to time, as the fee it will charge its borrowers for wire transactions. The cut off time is 1:30 CST for non-recurring wires and 2:00 CST for recurring wires.
Section 2.4 Repayment.
In accordance with this Agreement and the following provisions, Borrower agrees to pay Lender, at the location identified by Lender, the entire unpaid principal balance, plus interest, fees and other Lender’s costs and reasonable expenses in U.S. dollars. If any payment of principal or interest falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day. All payments received on the Loan (unless the payment is designated by Borrower as an interest payment) shall first be applied to protective advances and fees, then to reduce principal and finally to accrued interest. Upon the occurrence and continuance of an Event of Default, payments on the Loan shall first be applied to default interest thereon, then to protective advances and fees, then to accrued interest thereon, and finally to principal.
Funds received by Lender will be applied to reduce principal the day received, if before 5:00 p.m., Central Standard Time, unless received on a day that is not a Business Day, in which case said funds will be credited the next Business Day. Wire transfers will be given credit the day received only if received before 3:00 p.m., Central Standard Time.
Funds received by Lender on a revolving Loan Facility shall be immediately available for re-advance under the provisions of this Agreement if made by wire transfer, cash or other method of ensuring funds immediately available to Lender. Payment made in funds not immediately available to Lender, shall not be available to Borrower for re-advance for two Business Days thereafter or until Lender has confirmed the availability of funds.
In the event that Lender shall, for any reason, require a promissory note to evidence Borrower’s repayment obligation, upon receipt of notice from Lender, Borrower agrees to execute and deliver to Lender a promissory note or notes in form prescribed by Lender consistent with the terms of this Agreement.
Section 2.5 Prepayment.
This provision applies to all prepayments of principal, whether mandatory or voluntary, which prepay any Loan in full or in part or which exceed any scheduled principal payments thereon.

Form 6281-CP (6-2017)

Section 2.5.1 Voluntary Prepayments.
Subject to the payment of any applicable prepayment fees or funding losses as provided herein, Borrower may prepay any Loan in full or in part before its maturity on any Business Day, specifying the Loan upon which any prepayment is made. Such additional principal payment shall not, however, defer, postpone or alter the amount or due date of any scheduled payments required under this Agreement.
Section 2.5.2 Mandatory Prepayments.
If, at any time, the outstanding unpaid principal amount on any Loan shall exceed the Maximum Principal Balance on said Loan or the Minimum Borrowing Base Margin (as that term may be defined in this Agreement) is not maintained, Borrower shall immediately repay Advances in an amount sufficient to reduce the outstanding unpaid principal to the Maximum Principal Balance or an amount sufficient to restore the Minimum Borrowing Base Margin (if this Agreement provides for a Borrowing Base Report with respect to said Loan).
Section 2.6 Maximum Lawful Rate of Interest.
With the intent to comply with all applicable usury laws, it is agreed that, any provisions in this Agreement or any of the other Loan Documents to the contrary notwithstanding, in no event shall this Agreement or any other Loan Document require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received pursuant to this Agreement or any other Loan Document, so that the amount of such interest contracted for, charged or received shall exceed the maximum amount of interest permitted by applicable law, then in such event any such excess which may have been collected shall, at Lender’s option, either be credited to the principal balance of the Loan as a prepayment of principal, without any prepayment fee, or refunded to Borrowers, and the effective rate of interest shall automatically be reduced to the maximum lawful rate allowed under applicable law. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received with respect to the Loan or under this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the fullest extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged to or received from Borrowers in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lender to receive a greater interest rate per annum than is presently allowed, Borrowers agree that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum rate hereunder shall be increased to the lesser of (a) the maximum interest rate per annum allowed by the amended state law or the law of the United States of America and (b) the then current interest rate.
Section 2.7 Joint and Several Obligations.
The obligations of each Borrower hereunder (if more than one Borrower) are joint and several. Each reference to the term ‘‘Borrower’’ in this Agreement shall be deemed to refer to each Borrower; each representation and warranty made by a Borrower shall be deemed to have been made by each Borrower; each covenant and undertaking on the part of a Borrower shall be deemed individually applicable with respect to each Borrower; and each event constituting an Event of Default under this Agreement shall be determined with respect to each Borrower. A separate action or actions may be brought and prosecuted against any Borrower whether an action is brought against the other Borrower or whether the other Borrower is joined in any such action or actions. Each Borrower waives any right to require Lender to: (a) proceed against the other Borrower; (b) proceed against or exhaust any security held from the other Borrower; or (c) pursue any other remedy in Lenders’ power whatsoever. Notices under this Agreement required to be provided to Borrowers shall be effective if provided to any Borrower. Any consent on the part of Borrowers under this Agreement shall be effective when provided by any Borrower, and Lender shall be entitled to rely upon any notice or consent given by any Borrower as being notice or consent given by all Borrowers hereunder.
In the event any obligation of Borrowers under this Agreement is deemed to be an agreement by any individual Borrower to answer for the debt or default of another Borrower or as a hypothecation of property as security therefor, each Borrower represents and warrants that: (a) no representation has been made to it as to the creditworthiness of any other Borrower and (b) it has established adequate means of obtaining from any other Borrower on a continuing basis, financial or other information pertaining to such other Borrower’s financial condition. Each Borrower expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the alteration or release by Lender in any manner of any security now or hereafter held in connection with any obligations now or hereafter under or secured by this Agreement, and consents that Lender and any Borrower may deal with each other in connection with said obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including, without limitation, the renewal, extension, acceleration, changes in time for payment, and increases or decreases in any payment, rate of interest or other amounts owing, all without in any way altering

Form 6281-CP (6-2017)

the liability of any Borrower or affecting any security for such obligations. Should any default be made in the payment of any such obligations or in the terms or conditions of any security held, Lender is hereby expressly given the right, at its option, to proceed in the enforcement of this Agreement independently of any other remedy or security it may at any time hold in connection with such obligations secured and it shall not be necessary for Lender to proceed upon or against or exhaust any other security or remedy before proceeding to enforce proceed upon or against or exhaust any other security or remedy before proceeding to enforce its rights against any Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Lender by any Borrower until such time as all Obligations are paid in full.
ARTICLE 3 - CONDITIONS PRECEDENT
Section 3.1 Lender Stock.
Each Borrower agrees to own or purchase if necessary, stock in Farm Credit Services of America ACA, as required by Lender’s policies and bylaws. Borrower purchasing such stock shall do so by executing the Farm Credit Services of America ACA Stock Purchase Agreement.
Section 3.2 Conditions Precedent to Initial Advance.
The obligations of Lender to make its initial Advance shall be subject to the conditions precedent that Lender shall have received on or before this initial Advance all of the following in form and substance satisfactory to Lender:
Section 3.2.1 Organizational Documents.
Copies of the organizational documents of Borrower and any Subsidiary, including certificates of good standing in their State of organization, and copies of all resolutions, incumbency certificates or other authorizations of Borrower and any Subsidiary, certified by the appropriate officers of such entity as being in full force and effect authorizing, as applicable, the Loans as herein provided, and for the execution, delivery and performance of this Agreement and the other Loan Documents or any instruments or agreements required hereunder to which such entity is a party.
Section 3.2.2 Evidence of Insurance.
Insurance certificates and such other evidence, in form or substance satisfactory to Lender, of all insurance required to be maintained under this Agreement and the Loan Documents.
Section 3.2.3 Loan Documents.
All duly executed originals of the Loan Documents.
Section 3.2.4 Payment of Fees and Expenses.
Evidence that Borrower has paid all fees and expenses then due and payable under this Agreement.
Section 3.2.5 Consents, Licenses and Approvals.
Evidence satisfactory to Lender that all consents, licenses and approvals of Governmental Authorities and third parties have been obtained which are necessary for, or required as a condition of, the validity and enforceability of the Loan Documents.
Section 3.2.6 Title and Lien Verification.
In connection with all real property included in the Collateral, Lender shall have received either a preliminary title opinion from an attorney acceptable to Lender or a title insurance commitment in an amount and from a title insurance company in form, scope and substance satisfactory to Lender to assure Lender of its lien priority as required by this Agreement and with no exceptions contained therein except as are approved in writing by attorneys for Lender. Further, that evidence satisfactory to Lender and the title company be obtained by Borrower establishing that all labor and material bills have been paid and that there is no possibility of a Lien for such items which might be prior to Lender’s lien on the Collateral. In connection with all personal property included in the Collateral, Lender shall have received searches of appropriate filing offices showing no Liens filed against the Collateral, except those to be released prior to disbursement or otherwise acceptable to Lender to assure Lender of its lien priority as required by this Agreement.
Section 3.2.7 No Material Change.
No change shall have occurred in the condition, financial or otherwise, or operation of Borrower since the Loan was approved based on information known to Lender at time of Loan approval, which could reasonably be expected to result in a Material Adverse Effect.

Form 6281-CP (6-2017)

Section 3.2.8 Further Assurances.
Borrower shall have provided and/or executed and delivered to Lender such further assignments, documents or financing statements, in form and substance satisfactory to Lender, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents, this Agreement, or as Lender may otherwise reasonably require.
Section 3.2.9 Opinion of Counsel.
Borrower shall have requested its counsel to prepare a written opinion, addressed to Lender and dated the Closing Date, covering the matters set forth in Exhibit ‘A’ hereto, and such opinion shall have been delivered to Lender.
Section 3.2.10 Appraisal.
Lender shall have received appraisals satisfactory to Lender in both form and substance for any portion of the Collateral constituting real property and such appraisals shall be prepared in conformance with prevailing standards of appraisal practice, and signed by an appraiser acceptable to Lender.
Section 3.3 Conditions Precedent to All Advances.
The obligations of Lender to fund each Advance after the initial Advance is subject to Lender’s satisfaction of each of the following as well as those in Section 3.2 and each request by Borrower for an Advance shall constitute a representation by Borrower that all conditions precedent in this Article have been satisfied and the amount of the Advance does not exceed the limits set forth in Article 2 hereof, violate or exceed any other provision of this Agreement.
Section 3.3.1 No Default or Potential Default.
As of the Advance date, no Event of Default or Potential Default shall have occurred and be continuing and disbursing the amount of the Advance requested shall not result in an Event of Default or Potential Default.
Section 3.3.2 Representations and Warranties.
The following statements shall be true and the giving of a Request for an Advance by any Borrower shall be deemed to be a representation and warranty by Borrower that the representations and warranties contained in Article 5 hereof and in the other documents to be delivered hereunder are true and complete on both the date of such Request and the date of such Advance as though made on and as of such date.
Section 3.3.3 No Intervening Liens.
There are no intervening or conflicting liens (including lis pendens) on or claims to Collateral, except for Permitted Liens.
Section 3.3.4 No Notice.
No notice has been received from Borrower or any Guarantor requesting Advances under the Loan be restricted.
Section 3.3.5 All Other Requirements Met.
All other requirements precedent to disbursal of Advances as required by this Agreement have been met.
Section 3.3.6 Further Assurances.
Lender shall have received such other approvals, opinions, financial statements, documents or information as Lender may reasonably request from any Borrower or Guarantor.
ARTICLE 4 - SECURITY
Section 4.1.1 Collateral
As security for the payment and performance of all Obligations, Borrower hereby grants to Lender a security interest in certain personal property and a lien on certain real estate, including the following described property whether now owned or hereafter acquired wherever located in which Borrower has or claims an interest, and in all increases, additions, accessions and substitutions (“Collateral”):
Section 4.1.2 Goods and Equipment.
All goods, equipment, titled and nontitled vehicles, rolling stock, machinery, inventory, parts, tools, furniture and fixtures (including any accessions, additions, improvements, attachments and accessories thereto, and all operating manuals, service records, maintenance logs and warranties applicable thereto).
Section 4.1.3 Farm Products.
All farm products including, but not limited to, all poultry and livestock, together with all issue, products, replacements, and produce thereof; all feed, hay, grain, medicines, and supplies used or produced in connection therewith; and all contracts, leases, licenses, permits and privileges for water, pasture, or grazing purposes, all crops now growing or hereafter planted or grown, whether harvested, unharvested or stored; all products of crops and all seed, fertilizer, chemicals and supplies used or produced in connection with any crop, and all other supplies used or produced in Borrower’s operations or sold as inventory, and the rights to payments associated with all or

Form 6281-CP (6-2017)

any of the foregoing including without limitation crop insurance or other insurance policies and proceeds related to any of the foregoing.
Section 4.1.4 Inventory and Goods.
All inventory, work in process and other goods owned by Borrower, and any inventory consigned to or by any Borrower, with any third party of any nature.
Section 4.1.5 Accounts, General Intangibles, and Other Rights to Payment.
All accounts, receivables, promissory notes, deposit accounts, margin accounts, commodity accounts, hedging accounts, contract rights, general intangibles (including, without limitation, patents, trademarks, copyrights and other intellectual property), payment intangibles, letters of credit, letter of credit rights and supporting obligations, chattel paper, investment property, documents, instruments, insurance proceeds, money, all government subsidies, tax refunds and other government payments or rights thereto and all other rights to payment now existing and hereafter acquired, from any and all sources.
Section 4.1.6 Books and Records.
All books, records, ledger sheets or cards, reports, invoices, purchase orders, customer lists, mailing lists, files, correspondence, computer programs, tapes, disks, digital files, any media storage devices and other documents or data processing software that at any time relates to any of the foregoing or are otherwise necessary or helpful in realizing on or collecting on any Collateral (the ‘Books and Records’).
Section 4.1.7 Investment Property/Hedging Accounts.
All investment property, securities, commodity contracts, securities accounts, hedging accounts, commodity accounts, all commodity and securities entitlements and other rights contained in any such account.
Section 4.1.8 Fixtures/Irrigation Equipment/Construction Materials.
All construction materials, fixtures and irrigation equipment including, without limitation, all silos, bins, removable structures, tanks, wells, pumps, motors, sprinkler systems and sprinkler heads, gear heads, pipe, and generators located on the real estate described below in the mortgage(s) or deed(s) of trust pledged by mortgagor(s) or trustor(s), as therein defined, and as recorded in Lake County in the state of South Dakota.
Section 4.1.9 Real Estate.
That real estate described in the mortgage(s) of Deed(s) of Trust pledged by mortgagor(s) or Grantor(s) as therein defined recorded in the official records of[Lake County, South Dakota.
Collateral for the Loan includes any security interest or other lien on property granted to Lender under the terms of any Collateral Agreements executed by Borrower. Said security interest or other lien is continuing and shall include the proceeds and products of the Collateral, including, but not limited to, the proceeds of any insurance thereon.
Borrower agrees that if any livestock that may be described herein is placed by Borrower in the care of a third party for feeding, Borrower shall have the right under their agreement with said third party to file an advisory/informational financing statement showing Borrower as the owner of said livestock and Lender is authorized to file said financing statement as Borrower’s agent and attorney-in-fact.
Borrower further agrees that if Collateral includes titled vehicles, Borrower grants Lender a power of attorney (which is coupled with an interest) to execute and file applications for certificates of title or similar documents, as Borrower’s agent and attorney-in-fact, all in such form and substance as Lender may determine.
Borrower further agrees to execute and deliver security agreements and assignments of accounts / control agreements in form and substance satisfactory to Lender to grant Lender a first priority perfected security interest therein, with respect to any accounts that constitute Collateral. Lender agrees that it will not exert control over Borrowers’ commodity accounts, as permitted by the terms of any security agreements and assignments of accounts / control agreements, unless an Event of Default exists or except to the extent Lender reasonably deems it necessary to take action to protect the Collateral.
Section 4.2 Collateral Matters.
Until all Obligations have been fully satisfied and indefeasibly paid in full, Lender’s security interest in the Collateral, and all proceeds and products thereof, shall continue in full force and effect. During the term of this Agreement, Borrower shall not permit any Lien, (other than Permitted Liens) to remain against any of the Collateral and Borrower shall perform any and all steps requested by Lender to perfect, maintain and protect Lender’s security interest in the Collateral in which a security interest is granted to Lender under this Agreement, any Collateral Agreement or any other agreement, including, without limitation, executing and filing financing and continuation statements in form and substance satisfactory to Lender. Lender may file one or more financing statements disclosing Lender’s security under this Agreement and Borrower shall pay any costs of, or incidental to, any recording or filing of any financing statements

Form 6281-CP (6-2017)

concerning the Collateral. Borrower hereby expressly agrees that (a) a carbon, photographic, photostatic or other reproduction of a financing statement is sufficient as a financing statement, and (b) wherever and whenever available and allowed by law Lender is authorized to file electronically all documents allowed or required by the UCC, the Federal Food Security Act, or other applicable law, including but not limited to financing statements, effective financing statements, and continuations, amendments, assignments, or terminations thereof, WITHOUT the physical signature of Borrower. Such authorization shall be deemed a digital signature and constitutes, a limited power of attorney, coupled with an interest, appointing Lender as Borrower’s agent and attorney-in-fact for the express purpose of signing and executing the aforesaid documents on Borrower’s behalf. Borrower shall pay or cause to be paid, unless contested in good faith, all taxes, assessments and governmental charges levied, assessed or imposed upon or with respect to the Loan, the Collateral, any part thereof, or Lender by virtue of the Loan transaction. Unless contested in good faith, if Borrower fails to pay such taxes, assessments and governmental charges, Lender may (but shall not be required to) pay the same and charge the cost to Borrower payable on demand and secured by the Collateral.
Section 4.3 Sale of Collateral.
Without Lender’s prior written consent, or except as otherwise provided in this Agreement, Borrower will not sell, transfer, or dispose of the Collateral without applying all proceeds of such transaction to payment of the Loan secured hereby within 10 days after the transaction. Borrower will not take or attempt to take the Collateral from the state where kept without the prior written consent of Lender, except in the normal course of its business. Upon request, Borrower will provide Lender with a current list of all Collateral and its location.
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
Each Borrower warrants and represents that on the Closing Date and on and after each Advance occurring hereunder:
Section 5.1 Organization and Qualification.
Borrower is duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing in the jurisdiction of its incorporation or organization; has the power and authority to own or lease its properties and to conduct the business in which it is now engaged or proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.
Section 5.2 Authorization and Consent.
The execution, delivery and performance by Borrower of the Loan Documents to which it is or is to be a party have been duly authorized by all required actions of Borrower and do not and will not (i) require any consent or approval of the stockholders, partners or members of Borrower, (ii) violate any provisions of any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of the charter, articles of incorporation or organization, operating agreement, partnership agreement or bylaws of Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any Lien (other than Permitted Liens), upon or with respect to any of the properties now owned or hereafter acquired by Borrower, and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.
Section 5.3 Binding Agreement.
Each of the Loan Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 5.4 Compliance With Laws.
Borrower is in compliance with all federal, state and local laws, rules, regulations, ordinances, codes and orders, including, without limitation, ERISA, all Environmental Laws, all licensing laws and has filed all federal, state and local tax returns and has paid all federal, state and local taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent the same are contested in good faith and by appropriate proceedings and for which adequate reserves have been established, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith.

Form 6281-CP (6-2017)

Section 5.5 Litigation.
There is no pending or threatened legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject, where an adverse outcome could reasonably be expected to result in a Material Adverse Effect, except as previously disclosed to Lender in writing.
Section 5.6 Financial Statements.
All financial statements, information and other data which may have been or which may hereafter be submitted by Borrower to Lender are true, accurate and correct and have been or will be prepared in accordance with GAAP consistently applied or by other method acceptable to Lender and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to Lender, Borrower represents and warrants that no Material Adverse Effect has occurred.
Section 5.7 Assets.
Borrower has good and marketable title to and is the record and beneficial owner of all the Collateral covered by the Collateral Agreements to which Borrower is or is to be a party, free and clear of all Liens, except Permitted Liens, and all such Collateral is in all material respects in good order and repair (ordinary wear and tear excepted) and covered by the insurance required under Section 6.5.
Section 5.8 ERISA.
If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate (as defined in the Code) has made all required contributions to any plan subject to the Code, and no application for a funding waiver or an extension of any amortization period pursuant to the Code has been made with respect to any plan.
There are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.
In addition, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no pension plan has any material unfunded pension liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any pension plan (other than premiums due and not delinquent under Section 4007 of ERISA) and (iv) neither Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
Section 5.9 Environmental Compliance.
All known sources of existing or potential environmental contamination on or near any property owned or operated by Borrower has been fully disclosed to Lender; the operations of Borrower comply, and during the term of this Agreement will at all times comply in all respects, with all Environmental Laws; Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for its ordinary course operations, all such environmental permits are in good standing, and Borrower is in compliance with all terms and conditions of such environmental permits; neither Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, environmental claim or hazardous material; there are no hazardous materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of Borrower that would reasonably be expected to give rise to environmental claims. In addition, Borrower shall hold Lender harmless from any liability for environmental waste or contamination on any property owned or operated by Borrower or liability imposed as a consequence by reason of Borrower’s activities and will indemnify Lender against all claims, losses, liabilities, and expenses incurred by Lender as a result thereof. This covenant will survive cancellation or termination of this Agreement.
Section 5.10 No Default.
No Potential Default or Event of Default has occurred and is continuing hereunder. Borrower is not in default in the payment of any Indebtedness nor is Borrower in default, or aware of any third party default, in respect to the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which Borrower is a party.

Form 6281-CP (6-2017)

Section 5.11 Receipt and Verification.
Borrower has received a copy of the “Customer Information and Disclosure Handbook” and that all the information provided by Borrower to Lender is true and correct.
Section 5.12 Margin Stock.
Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 5.13 Security Interest.
The security interest created herein and in any Collateral Agreement constitutes a valid and perfected first priority security interest and Lien (except for any prior Permitted Lien), in and to the Collateral purported to be covered by each thereof, except as otherwise provided therein, enforceable against all third parties in all jurisdictions securing the payment of all obligations purported to be secured thereby (except for Permitted Liens), and all action required to perfect fully such security interests and liens so constituted have been taken and completed.
Section 5.14 Contractual Restrictions.
Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction, which reasonably could be expected to result in a Material Adverse Effect.
Section 5.15 Approvals and Licenses.
Borrower possesses all the franchises, permits and licenses necessary or required in the conduct of its business, and the same are valid, binding and enforceable and all authorizations, consents, approvals or licenses of, or filings or registrations with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any specifically granted exemptions from any of the foregoing, necessary to the valid execution, delivery or performance by Borrower of this Agreement and the Loan Documents to which it is or is to be a party have been obtained and are in full force and effect.
Section 5.16 No Untrue Statements.
No information, exhibit, schedule or report furnished by Borrower to Lender contained or contains any untrue statement of material fact or omits any material fact that make such statements or facts contained therein misleading.
Section 5.17 Solvency.
Borrower is and, after consummation of the transactions contemplated by this Agreement and the other Loan Documents, shall be, solvent. For the purposes of this paragraph, “solvent” means (i) the fair value of the property of Borrower is greater than the total amount of liabilities, including contingent liabilities of Borrower, (ii) the amount that will be required to pay the probable liabilities of Borrower on its debts as they become absolute and matured shall not be greater than the fair value of the assets of Borrower at such time, (iii) Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) Borrower does not intend to, and does not believe it shall, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which Borrower’s property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which Borrower is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.
Section 5.18 Subsidiaries.
Borrower has no Subsidiary that has not been fully disclosed to Lender in writing.
Section 5.19 Advances.
The following statements shall be true and the giving of a Request for an Advance by any Borrower shall be deemed to be a representation and warranty by Borrower that the following statements are true both on the date of such Request and on the date of such Advance: (i) the representations and warranties contained in Article 5 hereof and in the other documents to be delivered hereunder are true and complete on and as of the date of such Advance as though made on and as of such date; (ii) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or Potential Default; (iii) no Material Adverse Effect has occurred and is continuing; (iv) the total Advances do not exceed the Maximum Principal Balance or any Borrowing Base in effect as of the date of each Advance; and (v) no order, judgment or decree of any court, arbitrator or Governmental Authority that does, or seeks to, enjoin or restrain Lender from making any Advance is pending or threatened.

Form 6281-CP (6-2017)

ARTICLE 6 - AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that during the term of this Agreement and so long as any obligation remains unpaid or any amounts drawn hereunder remain unreimbursed, each Borrower shall comply with the following requirements:
Section 6.1 Preservation of Existence.
Borrower shall maintain and preserve its existence and good standing in the jurisdiction in which such qualification and good standing are necessary in order for Borrower to lawfully conduct its business and own its property in said jurisdiction.
Section 6.2 Compliance with Laws.
Borrower shall comply with all laws, rules, regulations and orders of any Government Authority applicable to it or its property, such compliance to include, without limitation, ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, unless contested in good faith by appropriate proceedings and adequate reserves have been set aside in Borrower’s books in accordance with GAAP.
Section 6.3 Books and Records.
Borrower shall at all times keep proper books of record and account in which correct and complete entries shall be made of all its dealings, in accordance with GAAP or other method acceptable to the Majority Lenders.
Section 6.4 Inspection of Properties and Books.
Borrower shall, upon reasonable notice and at any reasonable time and from time to time, permit Lender, upon request, to visit and inspect any of the Collateral or properties of Borrower and to examine the books, accounts and other records of Borrower and to copy or take abstracts therefrom and to discuss the affairs, finances, loans and accounts of Borrower with Borrower’s representatives. If Borrower shall maintain any records in the possession of a third party, Borrower authorizes such third party to provide Lender with copies of any records which it may request.
Section 6.5 Maintenance of Property; Insurance.
Borrower shall maintain all of its properties necessary or useful in its business in good condition, repair and working order, normal wear and tear excepted, and shall maintain insurance with financially sound and reputable insurance companies. Borrower shall maintain, or cause its’ approved producers to maintain, insurance on the Collateral in an amount at least equal to the lesser of the loan balance(s), the actual cash value of the Collateral, or the replacement cost of the Collateral and shall name Lender as loss payee on all casualty insurance and shall provide Lender with evidence of such insurance upon request. All proceeds of any insurance will be held by Lender as additional Collateral and at the option of Lender may be used to pay for reconstruction, repair, or replacement of the Collateral, or applied to payment of the Loan. In addition, to the extent that any real property interests which constitute a part of the Collateral lie within a designated flood plain, Borrower must maintain flood insurance with respect to such real property interest. If additional insurance is required as provided herein, insurance will be obtained from companies reasonably satisfactory to Lender and said policies shall name Lender as loss payee. The policies shall provide that there be no cancellation or modification without 30 days advance notification to Lender.
Section 6.6 Notice of Material Events.
Borrower agrees to give Lender prompt written notice of any and all (i) Events of Default or Potential Default; (ii) litigation, arbitration or administrative proceedings to which Borrower is a party and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (iii) default under any note, indenture, loan agreement, mortgage, lease, contract, deed or other similar agreement to which Borrower is a party or by which Borrower is bound, which relates to borrowed money, or of any other default under any other note, indenture, loan agreement, mortgage, lease, contract, deed or other similar agreement to which any Borrower is a party or by which Borrower is bound if such other default may result in a Material Adverse Effect; and (iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Any violation of Environmental Laws or permits shall be reported to Lender within 10 days of Borrower’s knowledge of such occurrence.
Each notice delivered under this Section shall be accompanied by a statement of an officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 6.7 Reports.
Borrower shall provide to Lender the following financial reports and such other reports with respect to the financial condition and operations of Borrower as Lender may from time to time reasonably request:

Section 6.7.1 Annual Consolidated Finanacial Statements and Projections.

Form 6281-CP (6-2017)

As soon as available, but in no event later than 120 days after the end of the fiscal year of Borrower, a consolidated and consolidating audit report in accordance with GAAP and prepared by an accountant acceptable to Lender for such year and accompanying financial statements (including all footnotes thereto) including a consolidated and consolidating balance sheet and the related consolidated statement of income and retained earnings for such fiscal year in form and content acceptable to Lender.

As soon as available but in no event later than 30 days prior to each fiscal year end, Borrower shall provide to Lender, a projected consolidated and consolidating financial statement for the subsequent fiscal year including proposed capital projects

Section 6.7.2 Monthly Financial Statements.
As soon as available, but in no event later than 30 days after the end of each month, a consolidated and consolidating balance sheet and income statement for that month and for year-to-date since the last fiscal year end, such report certified complete and correct from a source acceptable to Lender.

Section 6.7.3 Monthly Production Reports.
As soon as available, but in no event later than 30 days after the end of each month, a report of Borrower’s ethanol, distillers, grains and corn oil production which shall include plant production, yield and input costs, such reports certified complete and correct by a source acceptable to Lender

Section 6.7.4 Monthly Position Reports.
As soon as available, but in no event later than 30 days after the end of each month, a report of all commodity positions including corn, natural gas, ethanol, distillers, grains and corn oil, such reports certified complete and correct by a source acceptable to Lender.

Section 6.7.5 Additional Information.
Such other information respecting the condition or operations, financial or otherwise of Borrower or such other information relating to Borrower as any Lender may from time to time reasonably request.
Section 6.8 Account Authorization.
Borrower will require the financial or other institutions with which it maintains or has maintained depository and operating accounts to promptly provide such information concerning Borrower, its financial condition and any transactions as Lender may from time to time request. Borrower hereby authorizes such institutions to directly provide to Lender such information as Lender may request.
Section 6.9 Collateral Audits.
Borrowers will keep accurate books of record and account for themselves pertaining to the Collateral and, upon request of Lender, will permit any officer, employee, attorney, accountant or agent for Lender to examine and copy any or all of its records and to examine, audit and inspect the business operations of Borrower (including the effectiveness of their internal reporting systems and controls) and Collateral at any time during Borrower’s business hours upon at least two Business Days’ advance written notice. Upon completion of any such examination, audit or inspection, Borrower shall pay Lender’s costs and expenses incurred in connection therewith.
Section 6.10 Execution of Supplemental Instruments.
Borrower will execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, transfers, assignments, authorizations to release information, or documents relating to the Collateral, and such other instruments or documents as Lender may request, in order that the full intent of this Agreement may be carried into effect.
Section 6.11 Hedging.
Borrower hereby agrees not to engage in speculative commodity trading transactions. Use of futures markets not consistent with acceptable hedging practices shall be considered a material breach of this Agreement and shall constitute an Event of Default.
Borrower agrees to notify Lender of any new hedging account promptly upon creating the same. Borrower agrees to assign Lender all hedging accounts and take such other actions as Lender requests to perfect Lender’s security interest in Borrower’s right to the accounts. Borrower agrees to provide Lender with all notices and statements in respect to said accounts upon receipt or delivery.

Form 6281-CP (6-2017)

Section 6.1 Financial Covenants.
Borrower agrees to maintain sufficient capital resources, as determined by Lender’s valuation of Borrower’s assets in accordance with GAAP and full disclosure of Borrower’s liabilities such as to maintain the following covenants at all times.

Section 6.12.1 Working Capital.
Borrower agrees to maintain minimum Working Capital of less than $13,500,000.00, measured monthly.

Section 6.12.2 Debt Service Coverage Ratio.
Borrower agrees to maintain a Debt Service Coverage Ratio of 1.25:1.00, measured at fiscal year-end. “Debt Service Coverage Ratio” defined as [net profit plus depreciation and amortization, minus gain (loss) on sale of fixed assets] divided by $4,500,000.00.
General Financial
Section 6.12.3 Local Net Worth.
Borrower agrees to maintain minimum Local Net Worth of not less than $28,000,000.00. “Local Net Worth” is defined as total assets minus total liabilities minus Investments.

Section 6.14 Compliance Certificate.
Borrower agrees to provide Lender with a Compliance Certificate showing or certifying compliance with the aforesaid reporting requirements as of date and as of the last day of each month (Reporting Period) thereafter, in accordance with the Certificate attached herein as Exhibit ‘B’. Such Certificate shall be provided to Lender within 30 days following the end of each Reporting Period.

Section 6.15 Borrowing Base.
Borrower agrees to maintain a minimum Borrowing Base Margin in an amount equal to or greater than $0 ('Minimum Borrowing Base Margin'). Borrowing Base Margin shall mean the difference yielded after deducting the Borrowing Base Liabilities from the Borrowing Value of certain secured assets identified as Borrowing Base Assets included in and computed according to a Borrowing Base Report acceptable to Lender, an example of which is attached hereto as Exhibit ‘C’ (Borrowing Base Report).
Borrower agrees to provide Lender with such Borrowing Base Report monthly (Reporting Period), or more often at the discretion of Lender, during the term of the Loan(s), commencing January 31, 2018. Notwithstanding the foregoing, Borrower will not be required to provide Lender a Borrowing Base Report for any December Reporting Period if there is no outstanding balance on Loan Facility A on the Report Date of that December Reporting Period. Said Borrowing Base Report shall be dated the last day of the Reporting Period (Report Date) and reflect true and accurate inventory and calculation of: Borrowing Base Assets; Borrowing Value; Borrowing Base Liabilities; and Borrowing Base Margin current through the end of the Reporting Period. Said Borrowing Base Report shall be completed by Borrower and provided to Lender no later than the 30th day following the Report Date, by ordinary mail or electronic transmission. No item shall be included in the Borrowing Base Report if such item is subject to any Lien, claim or security interest (other than that granted to Lender). Lender shall have the right, in its sole discretion, to adjust any values set forth in the Borrowing Base Report and such adjusted values will be the values for the determination of the Borrowing Base Margin.
Borrowing Base Assets shall mean those secured assets meeting the criteria to be listed as Borrowing Base Assets in the Borrowing Base Report.

Borrowing Value shall mean the total lending value based upon the designated advance rates of those assets listed as Borrowing Base Assets in the Borrowing Base Report.
Borrowing Base Liabilities shall mean the total of those liabilities listed as Borrowing Base Liabilities in the Borrowing Base Report.
If the Borrowing Base Margin is less than the Minimum Borrowing Base Margin for any Reporting Period, Borrower agrees to restore compliance with the Borrowing Base Margin within 30 days from the Report Date and that during said restoration period Lender may advance credit to Borrower as Lender may deem reasonable to protect its collateral. It is agreed that if Borrower cannot, or will not, reduce the total Borrowing Base Liabilities to an amount sufficient to restore compliance with the Minimum Borrowing Base Margin within said restoration period, Lender may deem said failure to be a material breach of this Agreement and an Event of Default.

Form 6281-CP (6-2017)

Section 6.16 Assignment of Hedging and Investments Accounts.
Borrower agrees to notify Lender of any new hedging account or Investment Account promptly upon creating the same. Borrower agrees to assign Lender all hedging accounts and Investment Accounts and take such other actions as Lender requests to perfect Lender's security interest in Borrower's right to the accounts.

Section 6.17 Assignment of Deposit Accounts.
Borrower shall notify Lender of any new Deposit Accounts promptly upon creating the same. Borrower shall assign to Lender all Deposit Accounts and take such other actions as Lender requests to perfect Lender's security interest in Borrower's right to the accounts.

ARTICLE 7 - NEGATIVE COVENANTS
Borrower covenants and agrees that as long as the Loans remains unpaid, they will comply with the following requirements, unless Lender shall otherwise consent in writing.
Section 7.1 No Material Change.
Borrower will not adopt any material change in accounting method or principles; will not adopt, permit or consent to any change in its fiscal year; or will not enter into any contract, agreement or transaction affecting the Collateral or the Loan which could reasonably be expected to have a Material Adverse Effect.
Section 7.2 No Other Business.
Borrower will not engage in any material respects in any business activity or operations materially different from that presently engaged in by Borrower and will not purchase, lease or otherwise acquire assets not related to or used in its business.
Section 7.3 Transactions with Subsidiaries.
Borrower will not have a Subsidiary and will not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business.
Section 7.4 Transactions with Affiliates.
Borrower will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any property, or the rendering of any service, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a person not an Affiliate of Borrower.
Section 7.5 Consolidation and Merger.
Borrower will not, and will not permit any Subsidiary to, consolidate with or merge with any entity, or acquire all or substantially all of the assets of any Person, nor shall Borrower change its business form, provided that Borrower may acquire the assets of any Person if there has been no Event of Default or Potential Default and shall not be after giving effect to said acquisition, and that said acquisition shall not result in a Material Adverse Effect.
Section 7.6 Transfer of Assets.
Borrower will not sell, assign (by operation of law or otherwise) transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Borrower deliver actual or constructive possession of the Collateral to any other Person; provided however, any Collateral may be sold if (a) it is in the ordinary course of business as presently conducted by Borrower and at fair market value or (b) such Collateral is either being replaced or is no longer necessary or useful for the business conducted by Borrower.
Section 7.7 Liens; Negative Pledge.
Borrower will not create, incur, assume or permit to exist, any Lien on its property or assets, whether real or personal, tangible or intangible, including the Collateral, except Permitted Liens.
Section 7.8 Indebtedness.
Borrower will not create, incur, assume, guaranty, permit or suffer to exist any Indebtedness or otherwise become liable with respect to the obligations or liabilities of any person or entity, except Permitted Indebtedness.

Form 6281-CP (6-2017)

Section 7.9 Loans, Advances, Guarantees and Investments.
Borrower will not make or permit to exist any loans or advances to, guarantees of, or otherwise become liable with respect to (other than guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business), or investments in, any Person, except: (a) loans, advances, guarantees, or investments existing as of the date of this Agreement and listed on Schedule 7.9 hereto; and (b) trade credit extended in the ordinary course of business.
Section 7.10 Subordinated Debt.
Borrower will not make payments on account of any existing Subordinated Debt and shall not incur any additional Subordinated Debt except to the extent permissible under the agreement by which such Subordinated Debt is subordinated to the Loan. Borrower shall not amend, supplement, or otherwise modify any provisions of any agreement(s) covering Subordinated Debt, and shall not refinance any portion of the Subordinated Debt, except on terms no less favorable to Borrower and Lender.
Section 7.11 Use of Proceeds.
Borrower will not use any of the proceeds of any Advance, directly or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or engage as its principal business in the extension of credit for purchasing or carrying such securities.
Section 7.12 ERISA.
Borrower shall not, and shall not permit any of its ERISA Affiliates to: (i) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower; or (ii) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
Section 7.13 Distribution and Withdrawls.
Borrower will not distribute any profits, make any loans, declare or pay any dividends, distribute earnings, allow any draws, or make other distributions to its shareholders or equity holders of Borrower or apply any assets to the redemption, retirement, purchase or other acquisition of any such equity interests. However, if no Event of Default exists or Potential Default shall arise from such payments and distributions, Borrower may pay dividends and distributions so long as the Working Capital remains above $15,000,000.00 on a post-distribution basis, increasing to $18,000,000 on a post distribution basis effective January 31, 2019 and thereafter.
Section 7.14 No Change in Management or Control.
Borrower will not make any change in present management or Control of its business or of the Collateral.
Section 7.15 Material Contracts.
Borrower will not enter into or make any material changes to any Material Contracts, without Lender’s prior written consent.
ARTICLE 8 - EVENTS OF DEFAULT

Section 8.1 Events of Default.
The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:
Section 8.1.1 Failure to Make Payments.
Borrower shall fail to pay, in accordance with the terms of this Agreement any principal of or interest on any Loan or any fee or other cost owing to Lender under the Agreement, any other Loan Document or any fee letter.
Section 8.1.2 Breach of Warranty or Representation.
Any representation or warranty made by Borrower under or in connection with this Agreement or any other Loan Document or any financial statement given by Borrower, which shall prove to have been incorrect in any material respect on or as of the date made or given.
Section 8.1.3 Insolvency.
Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; or (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses, or (vii) have an involuntary bankruptcy petition filed against Borrower, and such petition remains undismissed for more than 30 days.

Form 6281-CP (6-2017)

Section 8.1.4 Execution.
Any writ of execution or attachment or any judgment lien shall be issued against any property of Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.
Section 8.1.5 Suspension.
Borrower voluntarily suspends, without just cause, the transaction of business or allows to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct Borrower’s business resulting in a Material Adverse Effect.
Section 8.1.6 Impairment of Guaranty.
There shall occur any event that would impair any guaranty given in connection with the Loan or cause the guaranty to become unenforceable by Lender.
Section 8.1.7 Due on Sale.
Except as otherwise permitted under the terms of this Agreement, there shall occur, without Lender’s prior written consent, the sale, transfer or further encumbrance of any item of Collateral.
Section 8.1.8 Material Adverse Change.
If there occurs a Material Adverse Effect in Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Loan or there is a material impairment of the value or priority of Lender’s security interest in the Collateral.
Section 8.1.9 Change in Control.
There shall occur a change in Control without prior written consent of Lender.
Section 8.1.10 Impairment of Collateral.
Lender shall be unable to obtain a final title opinion or title insurance policy that assures Lender of its lien priority on the Collateral; or if either of the following results in a Material Adverse Effect (i) any injury or damage to all or any part of the Collateral, or (ii) all or any part of the Collateral is lost, stolen or destroyed.
Section 8.1.11 Death or Dissolution.
If Borrower or any Guarantor shall die (if a natural person) or if Borrower or any Guarantor shall dissolve or terminate operations (if Borrower or any Guarantor is a corporation, partnership, limited liability company or other legal entity).
Section 8.1.12 Performance Under This Agreement.
Borrower or any guarantor shall fail in any material respect to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the Loan Documents or any other document or agreement executed by Borrower with or in favor of Lender, not specifically mentioned above.
Section 8.1.13 Compliance With Other Loan Covenants.
Borrower or any Affiliate or Subsidiary shall (i) fail to pay any Debt in an aggregate principal amount in excess of $100,000.00 (excluding Debt evidenced by the Loans) of such Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Debt; (ii) fail to perform, observe or perform any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) such Debt be declared due and payable, or required to be prepaid (other than a regularly scheduled required prepayment), prior to the stated maturity thereof.
Section 8.1.14 Non-Binding Agreements.
Any provision of any of the Loan Documents shall for any reason cease to be legal, valid and binding on any Borrower or guarantor party thereto, or any Borrower or guarantor shall so state in writing.

Form 6281-CP (6-2017)

Section 8.1.15 No Lien or Security Interest.
Any of the Collateral Agreements shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby or Borrower shall so state in writing.
Section 8.1.16 ERISA Matters.
Any event or condition shall occur or exist with respect to any Plan concerning which any Borrower is under an obligation to furnish a report to Lender in accordance with Article 6 hereof and as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate has incurred or, in the opinion of the Lender, is reasonably likely to incur a liability to a Plan, the PBGC or a Section 4042 Trustee (or any combination of the foregoing) which is material in relation to the financial position of Borrower, on a consolidated basis.
Section 8.1.17 Unfunded Benefits.
The Unfunded Benefit Liabilities of one or more Plans have increased after the date of this Agreement in an amount which is material.
Section 8.1.18 Indictment.
The indictment of Borrower or any guarantor under any criminal statute or commencement of criminal proceedings against Borrower or any guarantor, which could reasonably be expected to result in a Material Adverse Effect.
Section 8.2 Cross Default.
Declaration of default under any Loan described herein or any other contract obligation Borrower may have with Lender or Lender’s Affiliate may, at Lender’s option, cause all Loans and such other contract obligations to be declared in default, charged interest at the default rate and become immediately due and payable.
Section 8.3 Remedies on Default.
Upon the occurrence of any Event of Default Lender may, at its sole discretion, do any of the following:
Section 8.3.1 Acceleration.
Declare any or all of Borrower’s Loans immediately due and payable, whether or not otherwise due and payable.
Section 8.3.2 Default Interest.
If any principal or interest on the Loan is past due, regardless of the length of time, or if there is any failure to comply with any covenant, condition, or agreement contained in this Agreement, or in any Collateral Agreement, or other document, given to secure payment of the Loan, then, at the election of Lender, all principal, all accrued interest thereon and all advances will become immediately due and payable without demand and the whole will bear interest at the Default Rate from and including the date of election to but excluding the date paid. Any reasonable attorney fees (to the extent allowed by law), costs, or expenses incurred and advanced by Lender to enforce collection of the Loan will be added to the principal of the Loan and bear interest at the Default Rate from the date of advance to but excluding the date paid. At Lender’s option, any Event of Default may allow Lender to charge interest on all principal of the Loan and all accrued interest thereon at the Default Rate without declaring the Loan immediately due and payable.
Section 8.3.3 Cease Extending Credit.
Cease making Advances or otherwise extending additional credit to or for the account of Borrower under this Agreement or under any other agreement now existing or hereafter entered into between Borrower and Lender.
Section 8.3.4 Termination.
Terminate this Agreement as to any future obligation of Lender without affecting Borrower’s Obligations to Lender or Lender’s rights and remedies under this Agreement or under any other document, instrument or agreement.
Section 8.3.5 Protection of Security Interest.
Make additional or protective advances and do such acts as Lender, in its sole judgment, considers necessary and reasonable to protect its Lien in the Collateral. Such additional or protective advances may be made to protect the Collateral, including but not limited to, payment of insurance premiums and taxes, as well as payments to protect the Collateral from claims of other creditors, diminution in value, waste, destruction or abandonment. Such advances may be added to the Loan and will, at Lender’s option, be immediately due and payable and bear interest at the Default Rate from the date advanced to but excluding the date paid. Borrower hereby irrevocably authorizes Lender to pay, purchase, contest or compromise any encumbrance, lien or claim which Lender, in its sole judgment, deems to be prior or superior to its security interest. Further, Borrower hereby agrees to pay to Lender, upon demand, all expenses (including reasonable attorney’s fees) incurred in connection with the foregoing.

Form 6281-CP (6-2017)

Section 8.3.6 Foreclosure.
Enforce any security interest or lien given or provided for under this Agreement or under any Collateral Agreement or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as Lender, in its sole judgment, deems to be necessary or appropriate and Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, Lender is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with Borrower’s records pertaining thereto, or Lender may require the records be made available to Lender at a place designated by Lender. If any part of the Collateral is accounts receivable, Lender may notify at any time the account debtor to make payment thereon directly to Lender and may take control of the cash and noncash proceeds of any such accounts. Lender may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as Lender determines in its sole judgment to be commercially reasonable. Any deficiency that exists after the disposition or liquidation of the Collateral shall be a continuing liability of Borrower to Lender and shall be immediately paid by Borrower to Lender.
Section 8.3.7 Non-Exclusivity of Remedies.
Exercise one or more of Lender’s rights set forth herein or exercise any and all rights or remedies granted to it under any Loan Document, by applicable law, or otherwise, including the right to accelerate the maturity of the Loan and to proceed against all or any portion of the Collateral, in any order. In addition, Lender may hold and set off and apply against the Loan any and all accounts or other property in the possession of or under the control of Lender. All rights and remedies granted to Lender under the Loan Documents or this Agreement or available under applicable law shall be deemed concurrent and cumulative and not alternative remedies, and Lender may proceed with any number of such remedies at the same time until obligations of Borrower to Lender are paid and satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of any Event of Default, may proceed against Borrower at any time, with any available remedy and in any order.
Section 8.3.8 Application of Proceeds.
All amounts received by Lender as proceeds from the disposition or liquidation of the Collateral shall be applied to the Loan as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of Lender’s lien in the Collateral, including court costs and reasonable attorney’s fees, whether or not suit is commenced by Lender; next, to those costs and expense incurred by Lender in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Loans; next, to the payment of the outstanding principal balance of the Loan; and last, to the payment of any other indebtedness owed by Borrower to Lender

ARTICLE 9 - MISCELLANEOUS

Section 9.1 Entire Agreement and Amendments.
This Agreement and all of the Loan Documents constitute the entire and complete understanding of the parties hereto and supersede all prior agreements and understandings relative to the subject matter hereof. This Agreement may not be effectively amended, changed, altered or modified, except in writing executed by all parties. To the extent the provisions contained in this Agreement are inconsistent with those contained in any other Loan Documents, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.
Section 9.2 Survival.
All representations, warranties, covenants and agreements herein contained on the part of Borrower shall survive the termination of this Agreement and shall be effective until the Loan is repaid and performed in full.
Section 9.3 Severability.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of any such provision.

Form 6281-CP (6-2017)

Section 9.4 No Waiver; Cumulative Remedies.
If Lender shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events. No failure or delay on the part of Lender in exercising any right, power or remedy under the Loan Documents, or in extending time for payment, accepting partial payment or release of any Collateral or proceeds of any Collateral, or failure to enforce strict compliance with any covenant or condition contained herein, shall operate as a waiver; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law
Section 9.5 Costs and Expenses.
Borrower shall pay Lender’s out-of-pocket costs and expense incurred in connection with the making or disbursement of the Loan or in the exercise of any of its rights or remedies under this Agreement, including, but not limited to, title insurance, legal fees, appraisal fees, architect or consultant’s fees, Lender inspection fees and any other reasonable fees and costs for services that are not customarily performed by Lender’s salaried employees and are not specifically covered by any commitment fee for the Loan. All such costs and expenses constitute obligations secured by the Collateral. The provisions of this Section shall survive the termination of this Agreement and the repayment of the Loan.
Section 9.6 Notices.
All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed to one or more of the individuals executing this Agreement on behalf of such party at the address appearing below the signature of such party, or to such other address as such party may designate for itself by like notice.
Section 9.7 Assignments and Participations.
The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that Borrower may not assign this Agreement, or any Advances made hereunder, or assign or delegate any of its rights or obligations, without the prior written consent of Lender. Lender shall have the right to sell participations in the Loan to any other entities without the consent of, or notice to, Borrower, provided that no such action by Lender shall relieve Lender of its obligations to make advances under the Loan when required by this Agreement. Lender may disclose to any participants or prospective participants any information or other data or material in Lender’s possession relating to Borrower, any guaranty and matters pertinent to the Loan, without the consent of, or notice to, Borrower or any guarantor.
Section 9.8 Advice From Independent Counsel.
The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning or legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received.
Section 9.9 Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

Section 9.9.1 Governing Law.
The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Nebraska, except to the extent that the law of any other jurisdiction applies as to the perfection or enforcement of Lender’s Lien on any Collateral and except to the extent expressly provided to the contrary in any Loan Document.
Section 9.9.2 Jurisdiction.
Each Lender and Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified herein. Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of Lender to service legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or their property in the courts of other jurisdictions.

Form 6281-CP (6-2017)

Section 9.9.3 WAIVER OF JURY TRIAL.
BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY
Section 9.10 Headings.
The headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.
Section 9.11 Counterparts.
This Agreement may be executed in any number of counterparts and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that the delivery of an executed copy of this Agreement by facsimile, electronic image or other means shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered. The parties shall provide to each other an executed counterpart original of this Agreement as soon as practicable after delivery of the facsimile or electronic image thereof.
Section 9.12 Non-Business Day.
If any payment of principal or interest on the Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.
Section 9.13 No Third Party Beneficiaries.
This Agreement, the Loan Documents and the advances and disbursements hereunder and thereunder are for the sole benefit of Lender and Borrower, and no third parties shall have any rights or benefits hereunder or thereunder, whether pursuant to any theory of third party beneficiary or otherwise
Section 9.14 Waiver and Set Off.
Any funds of Borrower held by Lender in any account are subject to applicable policies and procedures as may be adopted by Lender from time to time. Borrower grants Lender a security interest in all of said funds and may exercise the right to apply these funds against any Loan upon the occurrence of an Event of Default
Section 9.15 Disbursement Authorization.
Any person executing this Agreement on behalf of Borrower is authorized to request, accept, receive, and receipt for all or any portion of the proceeds of the Loans or of any refinance, conversion, extension, additional loan, re-amortization or revision of the same and to execute and approve all agreements required by Lender in the disbursement of Loan proceeds. Such person, and/or authorized personnel as disclosed on Schedule 9.15 may initiate/request either by phone, in person or in writing disbursements in the form of check, internal transfer, wire or electronic transfer to the account specified by requestor, including any other loan account Borrower may have with Lender. Lender is authorized to disburse or retain any amounts required to: purchase stock in Lender; pay any fees or charges required to be paid to Lender: pay other services provided by or through Lender; obtain any evidence of title to Collateral; satisfy any title requirements required to clear title or obtain Lender’s required lien position on Collateral; pay any letters of credit issued for or on behalf of Borrower; and pay any premiums for hazard insurance, flood insurance, mortgage insurance, or any other insurance required by Lender under this Agreement or Collateral Agreements, or any sums payable by Borrower to Lender in lieu of the payment of such premiums
Upon any verbal or written request of Borrower, or their authorized representative, for a wire transfer (“Payment Order”) Lender shall wire transfer funds through AgriBank, FCB or other commercial bank chosen by Lender and qualified to execute the transfer, to an account identified in the verbal or written instructions. Wire instructions are to be sufficiently complete to allow Lender to execute the Payment Order and will include, at a minimum, the name and number of beneficiary financial institution, any intermediary financial institutions as applicable, and a beneficiary name and account number. Every receiving or beneficiary financial institution may rely on the identifying number to make payment even if it identifies a financial institution, person, or account other than the one named. Lender will accept the wiring instructions as provided to it and is under no obligation to verify the authenticity or accuracy of the instructions.
Borrower is liable for all losses relating to unauthorized transactions which do not result solely from the gross negligence or intentional misconduct by Lender.
All wire transfers will be made in U.S. Dollars unless otherwise specified in the wiring instructions. For wire transfers requested by Borrower in a foreign currency, Borrower agrees to accept and bear the foreign exchange risk for converted currency. Borrower acknowledges delays in beneficiary’s receipt of wire transfers to foreign banks and agrees Lender shall be held harmless for any such delays.

Form 6281-CP (6-2017)

Borrower agrees to repay all Payment Orders made by wire transfer in accordance with the terms and conditions of this Credit Agreement and other Loan Documents. Lender will have no obligation to execute wire transfer payment order at the request of Borrower or an authorized representative of Borrower if such Advance would result in any indebtedness of Borrower being in excess of Maximum Principal Balance.
Section 9.16 Confidentiality; Sharing Information.
Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender’s customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective purchasers under Section 9.7 herein, (iii) as required under the Regulations of the Farm Credit Administration, (iv) to any guarantors of the Loan or third parties pledging collateral as security for the Loan, and (v) to any persons executing this Agreement on behalf of any Borrower or other persons authorized by Borrower to receive confidential information as set out in the Schedule of Authorized Persons attached to this Agreement as Schedule 9.16 or as otherwise authorized in writing by Borrower on a form approved by Lender. Such authorization shall survive the repayment of the Loan(s) and the termination of this Agreement and can only be revoked by written notice to Lender.
Section 9.17 Anti-Terrorism Laws.
To the best of its knowledge, neither Borrower nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the "Executive Order") or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq (collectively, "Anti-Terrorism Laws").
Section 9.18 GAAP.
Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended: (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liability shall be disregarded.
Section 9.19 Principal Headquarters.
Borrower’s principal headquarters and the place where the records required by Section 6.3 are kept is located at 46269 SD Highway 34PO Box 100, Wentworth, SD, 57075-6934.
Section 9.20 Drafts.
Lender may make credit line drafts (‘Drafts’) available to Borrower as one means of making Advances under Facility A Operating (304761-069993-214088). Borrower agrees that Borrower will only write Drafts prior to the Maturity Date and within the Maximum Principal Balance of the Loan for an approved Loan purpose and so long as there is no Event of Default under the Loan Documents or that there is no event that Borrower knows of that will ripen into an Event of Default. Borrower understands and agrees that any Draft written prior to the Maturity Date will be considered to be an Advance under the Loan and will be fully due and payable under the terms and conditions of the Loan and Loan Documents. Lender will honor Drafts presented to Lender for payment under the terms and conditions described herein unless Lender is notified otherwise by Borrower. Lender may refuse payment on all Drafts that do not meet the terms and conditions concerning Drafts contained herein or the Loan Documents. Provided, however, notwithstanding anything to the contrary herein or in the Loan Documents, in the event of any Event of Default or in the event of any Material Adverse Effect, as Lender may determine, Lender may upon prior notice to Borrower, terminate any right of Borrower to use Drafts on this Loan and refuse payment of all Drafts. Lender also retains the right to make changes to the procedures governing the use of Drafts at any time.
Lender is not obligated to inquire whether Borrower(s) have issued specific directions for any particular Draft or to determine whether Borrower(s) have received the benefit of the proceeds of any particular Draft before honoring such

Form 6281-CP (6-2017)

a Draft. Lender reserves the right to revoke all future Draft privileges without notice to Borrower(s) in the event of an overdraft and the right to reject Drafts that are not written for purposes specified in the loan documents or pursuant to these terms and conditions. Borrower(s) are responsible for all advances obtained via Drafts signed by any person Borrower(s) allow to use such Drafts, even if such Drafts are for more than Borrower(s) intended. Borrower(s) agree to immediately notify Lender in the event one or more Drafts are lost, stolen, destroyed or otherwise misused and to indemnify Lender and hold Lender harmless from any loss or claim if any Draft is lost, stolen, forged, altered or otherwise misused if Lender did not have notice of the same at least one Business Day prior to honoring such Draft.
Section 9.21 Payer of Record.
Dakota Ethanol, L.L.C., a South Dakota limited liability company is identified as the primary borrower/payer of record on behalf of all Borrowers under this Agreement to accept and receive tax notices and any dividend, patronage, or other distributions declared by Lender.
Section 9.22 IRS Declaration.
The Internal Revenue Service does not require Borrower’s consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown below is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified Borrower that I/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):

Dakota Ethanol, L.L.C.	46-0453735

Section 9.23 Credit Agreement in Writing.
A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTON FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.
IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.

BORROWER:

Dakota Ethanol, L.L.C.,
a South Dakota limited liability company

By:   _______________________________________
         Scott Mundt, Chief Executive Officer

Address for Notice: P.O. Box 100, Wentworth, South Dakota 57075

LENDER:
Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA

By:    __________________________

Name:    __________________________

Title:    __________________________

Address for Notice: 5015 S 118th Street, PO Box 2409, Omaha, NE 68103-2409 United States

Form 6281-CP (6-2017)

Exhibit ‘A’
Matters to be Covered by Opinion of Counsel to Borrower
The opinion of counsel to Borrower which is called for by Section 3.2.9 of the Credit Agreement (the “Credit Agreement”) shall be addressed to Lenders and dated the Closing Date. It shall be satisfactory in form and substance to Lender and shall cover the matters set forth below, subject to such assumptions, exceptions and qualifications as may be acceptable to Lenders and counsel to Lenders. Capitalized terms used herein have the respective meanings given such terms in the Credit Agreement.

1.
(Borrower) is validly existing and in good standing under the laws of the State of Province and has all requisite power and authority to carry on its business as now conducted, to enter into the Loan Documents and to perform all of its obligations under each and all of the foregoing. Borrower is duly qualified and in good standing as in all of the jurisdictions in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would permanently preclude said Borrower from enforcing its rights with respect to any material asset or expose said Borrower to any material liability.

2.	The execution, delivery and performance of the Loan Documents by [__________] as authorized representative of Borrower has been duly authorized by all necessary action by Borrower.

3.
The Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable against said Borrower in accordance with their respective terms and are entitled to the benefit and security of the Collateral Agreements securing the Indebtedness described in the Credit Agreement.

4.
The [mortgage/Deed of Trust] when executed by Borrower is sufficient in form to create in favor of Lender a valid and enforceable lien in the mortgaged property defined in the [mortgage/Deed of Trust].

5.
The execution, delivery and performance under the Loan Documents by the said [___________] will not (i) violate any provision of any law, statute, rule or regulation or, to the best knowledge of such counsel, any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to Borrower, (ii) violate or contravene any provision of the [ORGANIZATIONAL DOCUMENT], or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement, or any other agreement, lease or instrument known to such counsel to which Borrower is a party or by which it or any of its properties may be bound or result in the creation of any lien thereunder.

6.
To the best knowledge of such counsel, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

7.
To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which (i) challenge the legality, validity or enforceability of the Loan Documents, or (ii) if determined adversely to Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Borrower or on the ability of Borrower to perform its obligations under the Loan Documents.

Form 6281-CP (6-2017)

Exhibit “B’
Compliance Certificate

Form 6281-CP (6-2017)

Exhibit ‘C’
Borrowing Base Report

Form 6281-CP (6-2017)

Schedule 7.8
Permitted Indebtedness

1.	Term debt to creditors not to exceed $1,000,000.00 in the aggregate that is either secured by a lien subordinated to Lender or a lien position acceptable to Lender.

2.	Operating and capital leases with annual payments not to exceed $500,000.00 in the aggregate with additional allowance for rail car lease commitments.

Form 6281-CP (6-2017)

Schedule 7.9
Loans, Advances, Guarantees and Investments

1.	Investments not to exceed an aggregate amount of $2,000,000.00 in each fiscal year

Form 6281-CP (6-2017)

Schedule 9.15
Borrower Disbursement Authorization for Non-Signers on Agreement
Borrower Name: Dakota Ethanol, L.L.C., a South Dakota limited liability company
CTL3: 268    CIF: 304761    Facility(ies): All    Loan(s): All
Borrower hereby authorizes Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA in its individual capacity. Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (“Lender”) to execute request(s) to advance funds from above stated loan(s) by wire transfer and/or check, based on instructions provided by phone, in person, or in writing by a party authorized by Borrower as stated below in this agreement.
Name of Authorized Individual(s)

Rob Buchholtz
Scott Mundt

Borrower agrees that Borrower’s access to wire transfer and check disbursement services pursuant to this agreement are also subject to all of the terms and conditions contained in the Credit Agreement and related documents evidencing Borrower’s borrowing relationship with Lender.
Borrower further understands that any disbursement request is subject to approval by Lender and that Lender may refuse to execute and complete a request if such request causes the loan to exceed the available commitment.
Authorization granted by (at least one primary obligor):
Date:

Dakota Ethanol, L.L.C.,
a South Dakota limited liability company

By: _______________________________________
Scott Mundt, Chief Executive Officer

Form 6281-CP (6-2017)

Schedule 9.16
Schedule of Authorized Persons
Pursuant to Section 9.16 Confidentiality; Sharing Information of the Credit Agreement between Dakota Ethanol, L.L.C., a South Dakota limited liability company, and Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA dated February 2, 2018, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective purchasers under Section 9.7 herein, (iii) as required under the Regulations of the Farm Credit Administration, (iv) to any guarantors of the Loan or third parties pledging collateral as security for the Loan, and (v) to any officers, managers, members, partners, personal representatives, employees, agents or other persons authorized by Borrower to receive confidential information as set out in the Schedule of Authorized Persons
I/We hereby release and agree to hold Lender, its directors, officers, employees, and agents harmless from any liability whatsoever which might arise at any time by reason of any release, disclosure, or publication of said information to the person(s) identified herein.
PERSON(S) AUTHORIZED TO RECEIVE INFORMATION:

(If none, please write “none”

Rob Buchholtz
Scott Mundt

Form 6281-CP (6-2017)